Exhibit 9

PRESS RELEASE FOR EARLY WARNING REPORT
REGARDING TRILOGY INTERNATIONAL PARTNERS INC.

VANCOUVER, B.C. (November 13, 2023) – SG Enterprises II, LLC (“SG”), an affiliate of John W. Stanton, a director of Trilogy International Partners Inc. (“TIP Inc.” or the “Company”), and Teresa E. Gillespie, announced that it has informed the Company that it is prepared to negotiate with the Company a transaction in which SG would acquire all of the issued common shares (the “Common Shares”) of TIP Inc. that SG does not already own in order to facilitate the distribution of the Company’s remaining cash and reduce the cost of operating the Company (the “Potential Transaction”).

SG would not seek to profit from the Potential Transaction but rather seeks to eliminate the costs of continuing to operate TIP Inc. as a public reporting company through the date of its final dissolution (currently estimated to be 2028) in order to maximize the amount of the remaining cash of TIP Inc. that would be available for distribution to its shareholders. SG would expect that following the transaction TIP Inc. would have sufficient funds to cover both expenses that it expects to incur through dissolution and a reserve for the Company’s liabilities.

SG reserves the right to formulate plans and/or make proposals, and take such actions with respect to its investment in TIP Inc., and may at any time reconsider and change its plans or proposals relating to the foregoing.

As of the date hereof, SG owns 16,908,563 Common Shares, representing approximately 19.1% of the issued and outstanding Common Shares. In the event the Potential Transaction is completed, SG would own 100% of the issued and outstanding Common Shares following the Potential Transaction.

This news release is issued in accordance with the early warning requirements under applicable Canadian securities laws. An early warning report relating to the Potential Transaction will be filed by SG with applicable securities regulators and will be available for viewing under TIP Inc.’s SEDAR+ profile at www.sedarplus.com.

For further information or to obtain a copy of the early warning report, please contact Scott Morris, Senior Vice President, General Counsel and Secretary of the Company at scott.morris@trilogy-international.com.

SG’s head office is located at 155 108th Avenue NE, Suite 400, Bellevue, Washington, 98004.

About Trilogy International Partners Inc.

Trilogy International Partners Inc. formerly owned wireless and fixed broadband telecommunications subsidiaries in New Zealand and Bolivia.

Its head office is located at 155 108th Avenue NE, Suite 400, Bellevue, Washington, 98004.

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Cautionary Statements Regarding Forward Looking Information

This press release contains “forward-looking information” within the meaning of applicable securities laws in Canada and “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 of the United States of America. Forward-looking information and forward-–looking statements are often, but not always identified by the use of words such as “expect”, “anticipate”, “believe”, “foresee”, “could”, “estimate”, “goal”, “intend”, “plan”, “seek”, “will”, “may” and “should” and similar expressions or words suggesting future outcomes. This news release includes forward-looking information and statements pertaining to, among other things, statements regarding the consummation and timing of the Potential Transaction; cash distributions to shareholders; cash held by TIP Inc. following the Potential Transaction; the intention of SG with respect to its shareholdings and future acquisitions or dispositions of same and SG’s shareholdings following the Potential Transaction.

Forward-looking information and statements are provided for the purpose of assisting readers in understanding management’s current expectations and plans relating to the future. Readers are cautioned that such information and statements may not be appropriate for other purposes. Forward-looking information and statements contained in this presentation are based on our opinions, estimates and assumptions in light of our experience and perception of historical trends, current conditions and expected future developments, as well as other factors that we currently believe are appropriate and reasonable in the circumstances. These opinions, estimates and assumptions include but are not limited to: the ability and willingness of the parties to negotiate and settle the final terms of the Potential Transaction; that mutually acceptable terms can be agreed to in respect to the Potential Transaction, including the purchase price; the conditions to closing will be satisfied in respect to the Potential Transaction, including any necessary regulatory approvals; general economic and industry growth rates; currency exchange rates and interest rates; income tax; changes in government regulation and data based on good faith estimates that are derived from management’s knowledge of the industry and other independent sources. Despite a careful process to prepare and review the forward-looking information and statements, there can be no assurance that the underlying opinions, estimates and assumptions will prove to be correct.

Numerous risks and uncertainties, some of which may be unknown, could cause actual events and results to differ materially from the estimates, beliefs and assumptions expressed or implied in the forward-looking information and statements. Among such risks and uncertainties are those that relate to the parties being unable to agree to the final terms of the Potential Transaction; the risk that the conditions to completion of the Potential Transaction will not be satisfied; an event, change or other circumstance that could give rise to the termination of the Potential Transaction will occur; receipt of any required regulatory approvals; general economic risks; natural disasters including earthquakes; foreign exchange and interest rate changes; currency controls; interest rate risk and tax related risks.

Although we have attempted to identify important risk factors that could cause actual results to differ materially from those contained in forward-looking information and statements in this presentation, there may be other risk factors not presently known to us or that we presently believe are not material that could also cause actual results or future events to differ materially from those expressed in such forward-looking information in this presentation.

Readers should not place undue reliance on forward-looking information and statements, which speak only as of the date made. The forward-looking information and statements contained in this press release represent our expectations as of the date of this press release or the date indicated, regardless of the time of delivery of the press release. We disclaim any intention or obligation or undertaking to update or revise any forward-looking information or statements whether as a result of new information, future events or otherwise, except as required under applicable securities laws.